                                                                     Exhibit 4.1


                      EMBEDDED SUPPORT TOOLS CORPORATION
                          FIRST AMENDED AND RESTATED
                        FOUNDING SHAREHOLDERS AGREEMENT

     This FIRST AMENDED AND RESTATED FOUNDING SHAREHOLDERS' AGREEMENT is made as of the 1/st/ day of July, 1999 ("Effective Date") by and among Peter S. Dawson,
                                 --------------
an individual residing at 1931 Washington Street, Canton, Massachusetts 02021 ("Dawson"), John T.W. Baggott, an individual residing at 88 Wayside Inn Road, Marlborough, Massachusetts ("Baggott"), James E. Watkins, an individual residing
                             -------
at 34 Braddock Park, Number 3, Boston, Massachusetts, 02116 ("Watkins" and,
                                                              -------
together with Dawson and Baggott, the "Founders"), and Embedded Support Tools
                                       --------
Corporation, a Massachusetts corporation with a principal place of business at 120 Royall Street, Canton, Massachusetts (the "Company").
                                               -------

     WHEREAS, the parties hereto are parties to a certain Shareholders' Agreement dated as of April 18, 1991 (the "Original Shareholders' Agreement");
                                           --------------------------------

     WHEREAS, the Founders are the sole stockholders of the Company, owning the following number of shares of common stock, no par value per share, of the Company (the "Common Stock"):
              ------------

               Dawson        2,833,500
               Watkins       1,111,000
               Baggott       1,111,000
               -------       ---------
               Total         5,055,500

     WHEREAS, the Company has agreed to redeem shares of Common Stock from the Founders and/or make loans to the Founders from time to time pursuant to the terms hereof in order to permit the Founders to liquidate a portion of their equity in the Company; and

     WHEREAS, the parties hereto now wish to amend and restate the Original Shareholders' Agreement in its entirety to take into account (i) the change in circumstances since the date of that agreement and (ii) the redemption and loan terms included herein.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1.   Current Capital Structure; Future Issuance of Capital Stock of the
          ------------------------------------------------------------------
 Company
 -------
          1.1 The parties hereto hereby acknowledge and agree that the total issued and outstanding shares (the "Shares") of common stock, no par value per
                                    ------
share, of the Company ("Common Stock") as of the date hereof is as follows,
                        ------------
which constitutes all of the issued and outstanding capital stock of the Company as of the date hereof:

                                   No. of Shares
                                   -------------

          Peter S. Dawson            2,833,500
          John T.W. Baggott          1,111,000
          James E. Watkins           1,111,000
                                     ---------
               Total                 5,055,500

          1.2 The parties hereto hereby acknowledge and agree that the Company has issued the following mirror stock and stock options representing the following percentages of fully-diluted equity in the Company (assuming full vesting of all mirror stock and options):
                                                     Fully-Diluted
                             No. of Shares           Percentage
                             -------------           ----------

     Mirror Stock             1,062,000                 15.58%
     Special Option             329,500                  4.83%
     Stock Options              369,000                  5.41%
                              ---------                 -----
          Total               1,760,500                 25.82%

          1.3 Unless waived by unanimous action of the Founders, each Founder shall have the right, for as long as such Founder is one of the ten (10) largest stockholders in the Company, to participate in the issuance by the Company of any capital stock, or any rights to acquire capital stock of the Company, to the extent of such Founder's proportionate ownership of the Common Stock at the time of such issuance upon the terms offered to any other person. In the event that a Founder declines to participate fully under this subsection, the securities not purchased by such Founder may be purchased by the other Founders in the foregoing manner. The Company shall not be entitled to issue stock, stock options, warrants, mirror stock or any other capital stock or rights to acquire capital stock of the Company to any one of the Founders without the prior consent of the other Founders.

          1.4 Notwithstanding the foregoing, however, the Company shall be entitled to issue shares of Common Stock, or options, warrants or other rights to acquire Common Stock, mirror stock and other quasi-equity rights to new or existing employees or new or existing consultants of the Company other than the other Founders pursuant to a Stock Option Plan or similar plan or plans adopted by the Board of Directors of the Company from time to time. In addition, the foregoing restrictions shall not apply to any issuance of capital stock or rights to acquire capital stock as part of a Change in Control or IPO.

     2.   Covenant against Competition.  So long as he is a Director or officer
          ----------------------------
or employed by the Company, each Founder agrees that he will not, directly or indirectly, as an employee, consultant, partner, owner or stockholder of, or in any other capacity with, any person, firm, corporation or other organization, without prior written consent of the Company; (i) engage in competition with the Company in any business in which the Company is engaged (or has taken preliminary steps to become engaged), or (ii) induce any employee of the Company to leave the employ of the Company. Each Founder acknowledges that the remedy at law for any breach of this section will be inadequate, and the Company shall, in addition to whatever other remedies it may have, be entitled to injunctive relief.

     3.   Compliance with the Securities Act.  Each Founder represents and
          ----------------------------------
warrants that he acquired his Shares for his own account for investment and not with a view to any distribution thereof so as to cause a violation of the Securities Act of 1933, as amended (the "Securities Act"), or any rules or
                                         --------------
regulations thereunder, and agrees that he will not sell, transfer, distribute or otherwise dispose of any of the Shares except (i) pursuant to an effective registration statement under the Securities Act as then in effect covering such Shares and such proposed distribution or (ii) upon first furnishing to the Company an opinion of counsel satisfactory to the Company stating that the proposed sale, transfer, distribution or other disposition is not in violation of the registration requirements of the Securities Act and such undertakings and agreements with the Company by the proposed transferee as the Company may reasonably require to insure continued compliance with the Securities Act.

     Each Founder acknowledges that his Shares are restricted securities that are unregistered, and that he must hold them indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available; that one such exemption, Rule 144 under the Securities Act, will not provide a meaningful way of disposing of the Shares should he decide to do so at some future date since the procedure under Rule 144 presupposes the existence of an independent public market for the Shares; and that the Company is under no obligation to register the Shares or to comply with any such exemption.

     4.   Restrictions on the Transfer of Shares.
          --------------------------------------

          4.1 Notwithstanding any provisions set forth in the Company's Articles of Organization or By-Laws, before any of the Shares may be sold, transferred, pledged or otherwise encumbered, including a transfer by operation of law (such as under the laws of intestacy or in accordance with a divorce decree), other than a transfer or pledge of Shares pursuant to Sections 10 and 11 of this Agreement, the holder of such Shares proposing such sale or transfer or his representative (the "Transferor") shall first give written notice thereof
                            ----------
to the Company and each other Founder stating the proposed transferee, the number of Shares proposed to be transferred, the purchase price, if any, and the terms of the proposed transaction. The Company shall thereupon have the option, but not the obligation, to acquire some or all of the Shares proposed to be transferred at the Purchase Price provided in Section 6 (the "Purchase Price").
                                                              --------------
Within 30 days after the giving of such notice by the Transferor, the Company shall give written notice to the Transferor and to the other Founders stating whether or not it elects to exercise the option to purchase, the number of Shares, if any, it elects to purchase and a date and time (the "Closing Date")
                                                                ------------
for consummation of the purchase no more than 90 days after the giving of such notice. Failure by the Company to give such notice within such time period shall be deemed an election by the Company not to exercise such option. The Transferor shall not be entitled to vote, either as a Stockholder or Director of the Company, in connection with the decision of the Company whether to exercise its option to purchase his Shares, provided that if his vote is required for valid corporate action he shall vote in accordance with the decision of the majority of the other Directors. If, however, the other Directors are split on whether to exercise the Company's option hereunder, the Founders may, by a vote of a majority of the Shares held by those Founders other than the Transferor, direct the Board to exercise the Company's option hereunder.

          4.2 If the Company fails to exercise such option with respect to all of the Shares proposed to be transferred, each of the other Founders shall thereupon have the option, but not the obligation, to purchase for the Purchase Price that portion of all of the Shares proposed to be transferred as to which the Company has not exercised its option in proportion to their then ownership of Shares. Within 45 days after the giving of the notice provided in subsection
4.1 hereof by the Transferor, each other Founder shall give written notice to the Transferor, the other Founders and the Company stating whether or not he elects to exercise his option, the number of Shares, if any, which he elects to purchase, and a Closing Date no more than 60 days after the giving of such notice. If any Founder elects not to exercise his option with respect to some or all of the Shares which he is entitled to purchase, the other Founders may elect to purchase such Shares in the manner provided in this subsection.
Failure by any Founder to give such notice within such time period shall be deemed an election by him not to exercise his option.

          4.3 Notwithstanding anything herein to the contrary, the Transferor shall in no event be required to sell hereunder less than all of the Shares proposed to be transferred in accordance with his notice under subsection 4.1.

          4.4 If the Shares offered hereunder are not purchased within the respective time periods stated above, the Transferor may transfer such Shares at any time during the 30-day period after the termination of the applicable time period, but only upon the terms and to the transferee stated in his notice under subsection 4.1. After such Shares are so transferred, or if the transfer is not consummated within such period, the Shares shall again become subject to the terms of this agreement.

          4.5 Article V of the Articles of Organization of the Company contains restrictions on the transfer of shares of Common Stock. The Founders and the Company understand and expressly acknowledge that (i) the provisions contained in this Agreement shall in all respects supersede any and all conflicting provisions contained in the Articles of Organization and (ii) none of such provisions in Article V with respect to the transfer of shares of Common Stock by a Founder shall apply to the Founders.

     5.   Company's Option to Purchase Shares.
          -----------------------------------

          5.1  Upon the occurrence of the following events:

          (i)   the death of a Founder;

          (ii)  the permanent disability of a Founder; and

          (iii) in the case of Dawson and Watkins, only, the retirement or termination of full-time employment for any reason with the Company, the Company shall have the option, but not the obligation (except in the event of death in which case the Company shall have the obligation), to purchase all Shares then owned by such Founder or owned by such Founder at his death, as the case may be, at the Purchase Price (as determined in accordance with Section 6.1 below).] The Company may exercise the foregoing option at any time within 30 days after the date of retirement or termination of employment or, in the case of death, within 30 days after the appointment of the Founder's legal representative, by written notice to the Founder whose Shares are to be purchased, or his legal representatives in the case of death, stating a date and time for consummation of the purchase not less than 30 or more than 60 days after the giving of such notice. The Company's option to purchase Shares hereunder shall remain in effect notwithstanding any transfer of the Shares by a Founder or any subsequent holder.

          5.2 The Company may assign its option under this Section, in whole or in part, to the continuing Founders who shall accept such assignment in proportion to their then proportionate ownership of Shares. The Founder whose Shares are subject to the option (or his legal representative) shall not be entitled to vote, either as a Stockholder or Director of the Company, in connection with the decision of the Company whether to exercise or assign its option to purchase his Shares, provided that if his vote is required for valid corporate action he shall vote in accordance with the decision of the majority of the other Directors. If, however, the other Directors are split on whether to exercise (or assign) the Company's option hereunder, the Founders may, by a vote of a majority of the Shares held by those Founders other than the Transferor, direct the Board to exercise (or assign) the Company's option hereunder.

          5.3 It is the intention of the Founders to maintain low cost insurance on the lives of the Founders in order to pay a portion of the Purchase Price for each Founder's Shares upon the death of such Founder. The Board of Directors shall, in its discretion, obtain and maintain such insurance policies, provided, however, that the Company shall not reduce the current level of insurance on each of the Founder's lives.

          5.4 With respect to Shares purchased by the Company under Sections 4 and 5, the Company may elect to pay the Purchase Price in installments in accordance with the following terms (notwithstanding the fact that Section 10 calls for payments for redeemed shares to be made in cash):

          (i) The Company shall pay the Purchase Price in five (5) equal annual installments of principal with interest on the unpaid balance of principal at the per annum rate of interest designated from time to time by Fleet Boston, or its successor, as its prime rate or, if no such rate is so designated, the nearest equivalent, payable on the date of the Closing of the sale. Prepayment in whole or in part without penalty may be made at any time. In the event that the Company is in default in the payment of any installment of principal or interest, the principal balance and all accrued interest shall become immediately due and payable at the option of the payee. In the event that legally available funds are insufficient to pay an installment, the Company shall take such reasonable action, including without limitation a recapitalization or revaluation of assets, as may be legally permissible to create sufficient available funds for such payment;

          (ii) The certificates for the Shares purchased by the Company shall be held by the seller and pledged as security for the payment of the Purchase Price, and such certificates shall be delivered to the Company, duly endorsed, concurrently with the payment of the last installment of Purchase Price. Shares purchased by the Company shall not be considered outstanding or entitled to vote so long as the Company is not in default of its obligation described herein.

          5.5 Notwithstanding the foregoing, any amounts received by the Company in respect of the insurance policies referred to above shall be immediately applied to the Purchase Price (whether the deceased Founder's Shares are purchased by the Company or by the surviving Founders) and the balance, if any, may be paid in five (5) equal installments in accordance with the foregoing
Section 5.4.

          5.6  The Company may elect to exercise or assign its option under this
Section 5 notwithstanding a proposed sale or transfer to which Section 4 is applicable.

     6.   The Purchase Price.
          ------------------

          6.1  The Purchase Price shall be determined as follows:

          (i) In the case of a proposed sale or transfer under Section 4 to a third party in a bona fide transaction for fair value payable in cash or the equivalent currently or in future installments, the Purchase Price for such Shares shall be the value offered by such third party payable upon substantially similar terms, provided, however, that the Company may elect to pay the Purchase Price in installments, in which case payment shall be made in accordance with Section 5.4 above in the event that such third party offers to purchase Shares for cash.

          (ii) In the case of the death of a Founder, the Purchase Price shall be equal to the fair market value of the deceased Founder's Shares which shall be determined by appraisal. The Company, on the one hand, and the estate of the deceased Founder, on the other hand, shall mutually agree on an appraiser and, if they shall fail to agree within twenty (20) days of the death of the Founder, then they each shall select their own independent appraiser and those two (2) appraisers shall select a third appraiser. The appraiser or the appraisers, as the case may be, shall be instructed to deliver his, her or their determination of the Purchase Price within thirty
     (30) days of the date of his, her or their selection. The appraiser(s) shall be instructed to take into account all relevant factors in making his, her or their determination of the fair market value of the Shares of the deceased Founder, such as, but not limited to, the percentage interest held by the deceased Founder, the lack of a public market for the Shares and the impact on the business resulting from the death of the Founder. If a single appraiser is used, the Company, on the one hand, and the estate of the deceased Founder, on the other hand, shall share equally the costs of such appraiser. If three (3) appraisers are used, then each party shall bear the costs of the appraiser selected by such party and shall share equally the costs of the third appraiser.

          (iii) In all other cases, including without limitation a proposed transfer or other disposition not constituting a sale described in subsection 6.1(i), the Purchase Price per share shall be determined in accordance with the formula and method set forth in Section 11.2 of this Agreement provided, however, that the "Determination Date" shall be the date on which the event giving rise to the Company's purchase option occurred.

     7.   Legend; Transfers of Record.  Each certificate for Shares shall bear a
          ---------------------------
legend satisfactory to counsel for the Company reflecting this agreement. No Shares shall be transferred on the books of the Company except upon compliance with the restrictions on transfer contained in this agreement.

     8.   Subsequent Transfers of Common Stock
          ------------------------------------

          8.1 In the event that, at any time or from time to time, any Shares are transferred to any person or entity pursuant to any provision hereof, such person or entity shall hold such Shares pursuant to all provisions, restrictions, rights, conditions and covenants of this Agreement and, as a condition precedent to the transfer of such Shares, such person or entity shall agree (for and on behalf of such person or entity, his, her or its legal representatives and his, her or its transferees and assigns) in writing in accordance with Section 8.3 below to be bound by all provisions of this Agreement as a party hereto and in the capacity of a Founder.

          8.2 In the event that there shall be any transfer to any person or entity pursuant to any provision of this Agreement, all references herein to the Founders or to any Founder shall thereafter be deemed to include such person or entity, and all provisions of this Agreement shall thereafter be applicable to such person or entity and, unless otherwise specifically provided herein, not the transferor Participating Stockholder.

          8.3 Any person or entity other than a person who is already a Founder who becomes a party hereto by acquiring Shares after the date hereof from an existing Founder pursuant to the terms hereof ("Additional Stockholder") shall,
                                                ----------------------
as a condition to his, her or its acquisition of such Common Stock, evidence his, her or its intention to be bound by the terms hereof by executing a Counterpart Signature Page in the form attached hereto as Exhibit A and, even
                                                          ---------
though not executed by the other parties hereto, such other parties hereby agree to continue to be bound by the terms of this Agreement as amended by the inclusion of the Additional Stockholder.

     9.   S Status.  The Company and each Founder, for and on behalf of himself,
          --------
his estate, his executors or administrators and transferees, direct or indirect, covenant and agree not to do any act or fail to do any act, the commission or omission of which would voluntarily or involuntarily cause the termination of the election of the Company and the stockholders of the Company to be treated as an S Corporation under and pursuant to Subchapter S of the Internal Revenue Code of 1986, as amended, unless and until all of the Founders agree to such termination. For as long as the Company remains an S corporation, the parties hereto agree that the Company shall make Tax Distributions to the Founders each year. For purposes hereof, "Tax Distributions" shall mean an amount equal to
                             -----------------
the net taxable income and/or net gain of the Company required to be reported by the Founders, multiplied by a percentage, accurate to three decimal points, that is equal to the highest "effective combined income-tax rate" applicable to any Founder, such effective combined income-tax rate to take into account the combined effects of federal and state income taxation (but not city or other local income taxes), including but not limited to any deduction, for federal purposes, of state income taxes paid. The determination of the effective combined income-tax rate referred to in the preceding sentence shall be made by the accountants retained by the Company to prepare its tax returns for each year, and such determination shall be conclusive. The purpose of the Tax Distribution is to pay the Founders an amount not less than the federal and state income tax liabilities incurred by them with respect to the Company's taxable income and gain in each year, as a result of the Company's status as an S corporation. The Tax Distribution for each tax year shall be declared by the Board of Directors and distributed in accordance with the prevailing tax laws governing estimated tax payments, and shall be expressly denominated by the Board of Directors as a Tax Distribution.

     10.  Optional Redemption of Shares of Common Stock
          ---------------------------------------------

          10.1 During the period (the "Optional Redemption Period") beginning on
                                       --------------------------
the Effective Date and ending on the earlier to occur of (i) an IPO (as defined below), or (ii) a Change in Control (as defined below), each Founder shall be entitled to sell to the Company and, if such election to sell is made by a Founder, the Company shall be required to purchase up to 10%, per year of their respective shares of Common Stock owned by them as of the date hereof (as adjusted for any stock splits, stock dividends or other reorganization) upon the terms and conditions set forth below, subject to the limitations contained in Section 12 below. For purposes hereof, an "IPO" shall
                                                                    ---
be defined as an initial public offering of shares of the Company's capital stock pursuant to the provisions of the Securities Act, the Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the United States Securities and Exchange Commission (the "Commission") or any other
                                                       ----------
federal agency at the time administering the Securities Act and the Exchange Act; and a "Change in Control" shall be defined as a merger or consolidation of
            -----------------
the Company with another corporation or entity in which the Company is not the surviving corporation, or which results in the acquisition of substantially all of the Company's outstanding Common Stock by a single person, entity or group of persons or entities acting in concert, or the sale or transfer of all or substantially all of the assets of the Company.


          10.2 The price to be paid by the Company for any such shares of Common Stock purchased from a Founder pursuant to the terms of this Agreement (the "Per
                                                                             ---
Share Value") shall be the fair market value which the parties hereto hereby
-----------
agree shall, for purposes of this Agreement, be equal to the number obtained by the following formula rounded up to the next $.25.

     Formula:       1.3 x A
                    -------
                     B - C

               Where:                  A   =    The consolidated annual sales
                                                for the Company during the
                                                Prior Year (as defined below)
                                                as determined by the Company's
                                                auditors.

                                       B   =    The total number of shares of
                                                Common Stock issued and
                                                outstanding as of the
                                                Determination Date (as defined
                                                below).

                                       C   =    Any Pledged Shares as of the
                                                Determination Date.

     As used herein, "Prior Year" shall mean:
                      ----------

        (i) The immediately preceding calendar year, if the Determination Date is between April 1 and December 31 of any year; or

        (ii) The calendar year preceding the immediately preceding calendar year if the Determination Date is between January 1 and March 30 of any year.

     Example 1:  Assume that on June 1, 1999, a Founder notifies the Company
     ---------
that he wishes to redeem 111,100 shares of Stock, and the Company's consolidated annual sales for 1998 was $19,000,000. Then the Per Share Value would be $5.00 [(1.3 x $19,000,000) / 5,055,000 = $4.89, which is then rounded up to the next
$.25 = $5.00] and the Redemption Price payable to such Founder would be $555,500.

     Example 2:  Assume that after the above redemption is completed, a Founder
     ---------
notifies the Company on February 1, 2000 that he wishes to redeem a further 50,000 shares of Common Stock. Since the Determination Date is between January 1 and March 30, the consolidated annual sales figure to be used will be 1998 audited sales ($19,000,000) and the total outstanding shares of Common Stock will be 4,943,900, which takes into account the prior redemption of 111,100 shares. Therefore, the Per Share Value would be $5.00 [(1.3 x $19,000,000) / 4,943,900 = $4.996, which is then rounded up to the next $.25 = $5.00] and the Redemption Price payable to such Founder would be $250,000.

     Example 3:  Assume that after the above two redemptions, the Founder
     ---------
notifies the Company on November 1, 2000 that he wishes to redeem a further 50,000 shares of Common Stock and that the Company's consolidates sales figures for 1999 was $24,000,000. The Per Share Value would be $6.50 [(1.3 x $24,000,000) / 4,893,900 = $6.38, which is then rounded up to the next $.25 =
$6.50] and the Redemption Price payable to such Founder would be $325,000.

          10.3 In the event a Founder does not exercise his right to redeem his maximum number of shares of Common Stock in any given year during the Optional Redemption Period, he shall have the right to redeem such unredeemed shares (the "Carry-Over Shares") in subsequent years, provided, however, that the
 -----------------
Determination Date used to calculate the Per Share Value for such Carry-Over Shares shall be deemed to be December 31 of the year during which such Carry-Over Shares were first redeemable by such Founder. In addition, a Founder's redemption of any Carry-Over Shares in subsequent years shall not affect such Founder's right to redeem his entire 10% share allotment becoming redeemable in respect of each subsequent year.

     Example 4:  Assume that after the above three redemptions are made, the
     ---------
Founder notifies the Company on June 1, 2001 that he wishes to redeem his full allotment of 111,100 shares ( in this case, either Watkins or Baggott) together with the 11,100 shares not redeemed in 2000, and assume the Company's consolidated sales for 2000 were $26,000,000. The Per Share Value for the 11,100 Carry-Over Shares would be $6.50 [(1.3 x $24,000,000) / 4,843,900 =
$6.44, which is then rounded up to the next $.25 = $6.50]. The Per Share Value for the 111,100 shares that become redeemable during 2001 would be $7.00 [(1.3 x $26,000,000) / 4,832,800 = $6.99, which is then rounded up to the next $.25 =
$7.00]. Therefore, the Redemption Price payable to such Founder for all 122,200 shares would be $849,850.00 [($6.50 x 11,100) + ($7.00 x 111,100)].

          10.4  A Founder shall provide notice to the Company of his election to sell shares of Common Stock to the Company (a "Redemption Notice"). The
                                                  -----------------
Redemption Notice shall set forth the number of shares of Common Stock being sold to the Company (the "Redeemed Shares"). The date of such Redemption Notice
                          ---------------
shall be referred to herein as the "Determination Date". The Company shall,
                                    ------------------
within thirty (30) days of the Determination Date, calculate the aggregate purchase price for the Redeemed Shares (the "Redemption Price"). Unless the
                                             ----------------
Company and the electing Founder otherwise agree, the closing of the redemption of the Redeemed Shares shall take place on the thirtieth (30/th/) day following the Determination Date or, if that day shall be a Saturday, Sunday or legal holiday, on the next following business day, at the principal offices of the Company. Payment of the Redemption Price shall be made by Company check, wire transfer or other form reasonably acceptable to the Founder. At the closing, the Founder shall execute and deliver a stock power, his original stock certificate and/or other documents reasonably requested by counsel to the Company evidencing the sale of the Redeemed Shares to the Company.

          10.5 Each Founder hereby represents and warrants to the Company as follows (which representations and warranties shall be true and correct as of the Effective Date and as of the closing of any redemption hereunder and on the closing of any Loan pursuant to Section 11 below):

          (i) He has good and marketable title to the shares of Common Stock registered in his name, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options, warrants and adverse claims or rights of purchase or conversion whatsoever other than the Pledged Shares, if any.

          (ii) He has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Company the Redeemed Shares as of the Effective Date hereof and as of the date of any redemption thereof.

          (iii) This Agreement and the performance of the transactions contemplated hereby and thereby are each binding upon and enforceable against him in accordance with its respective terms.

          (iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (i) do not require the consent, waiver or approval of any person or public authority and (ii) do not conflict with, or result in a breach of any provision of any material agreement or any judgement, order, writ, prohibition, injunction or decree of any court or other governmental body to which he is a party.

     11.  Company Loans
          -------------

          11.1 During the Optional Redemption Period, each Founder shall be entitled to obtain loans from the Company (individually, a "Loan" and,
                                                            ----
collectively, the "Loans") in lieu of redeeming shares of Common Stock pursuant
                   -----
to Section 10 above. Such Loans shall be secured by a pledge of shares of Common Stock and shall be on the terms and conditions set forth in the form of Promissory Note attached hereto as Exhibit B (the "Note").
                                   ---------       ----

          11.2 Each Founder may obtain Loans in any given year during the Optional Redemption Period in an aggregate original principal amount not to exceed the Per Share Value (determined using the formula in Section 10 above) multiplied by the amount by which 10% of such Founder's Shares as of the date hereof (as adjusted for any stock splits, stock dividends or other reorganization) exceeds the number of Redeemed Shares in respect of such year, subject to the limitations contained in Section 12 below. It is the intention of the parties that each Founder's right to obtain Loans is in lieu of his right
                                                            -- ---- --
to redeem his shares of Common Stock. Therefore, in respect of any given year during the Optional Redemption Period, each Founder shall not be entitled to receive proceeds from the Company, whether in the form of Loans or Redemption Price, in excess of 10% of such Founder's Shares multiplied by the Per Share Value (using the immediately preceding year's sales figure for such calculation).

          11.3 Each Founder shall provide notice to the Company of his election to obtain a Loan from the Company (a "Loan Notice"), provided, however, that all
                                      -----------
Loans must be in multiples of $25,000. The Loan Notice shall set forth the number of Pledged Shares in respect of such Loan. The date of such Loan Notice shall be used as the Determination Date in calculating the amount of the Loan. The Company shall, within thirty (30) days of the Determination Date, calculate the Loan Amount. Unless the Company and the Founder seeking the Loan otherwise agree, the closing of the Loan shall take place on the thirtieth (30/th/) day following the Determination Date or, if that day shall be a Saturday, Sunday or legal holiday, on the next following business day, at the principal offices of the Company. Payment of the proceeds of the Loan shall be made by company check, wire transfer or other form reasonably acceptable to the Founder seeking the Loan. At the closing, the Founder seeking the Loan shall execute and deliver to the Company a Note, a Pledge Agreement together with a stock power signed in blank and original stock certificates relating to the Pledged Shares and/or any other documents reasonably requested by counsel to the Company evidencing the Loan and the pledge of the Pledged Shares.

          11.4 Each Founder's right to obtain Loans shall carry-over from year to year in a manner similar to his right to redeem shares of Common Stock such that, if a Founder does not obtain the full amount of the Loans to which he is entitled in any given year (taking into account any Redeemed Shares during such year), he shall be entitled to obtain Loans in subsequent years during the Optional Redemption Period (taking into account any redemption of Carry-Over Shares) provided that the computation of such Loans shall be based upon such prior year's Per Share Value.

          11.5 All Loans shall be secured by a pledge of shares of Common Stock pursuant to a pledge agreement substantially in the form attached hereto as

Exhibit C (the "Pledge Agreement").  The shares of Common Stock so pledged are
---------       ----------------
referred to herein as "Pledged Shares."
                       --------------

          11.6 Each Note shall bear simple interest at a rate (computed at the time of issuance of the Note) equal to the greater of (i) the Applicable Federal Rate or (ii) the spread between the rate of interest earned by the Company on liquid assets and the rate of interest payable by the Company on short-term borrowings. All Loans shall be due and payable upon the earlier to occur of (i) five (5) years from the date of issuance, or (ii) one (1) year after the expiration of any Lock-Up (as defined below) following an IPO, or (iii) a Change in Control. Payments of interest only shall be made in cash on December 31 of each year. All payments of principal shall be made in the form of cash or in the form of Pledged Shares. The parties hereby agree that if a Founder elects to repay all or any portion of the principal balance of any Note using Pledged Shares, the value of such Pledged Shares for purposes of repaying such Loan shall be equal to the Per Share Value used to compute the face amount of such Loan at the time the Founder obtained such Loan. The parties also agree and acknowledge that in the event the Founder defaults under a Note, the Company shall have the right to acquire the Pledged Shares securing the payment of such Note from the defaulting Founder and apply such Pledged Shares against the amounts owed to the Company under the Note at a valuation based upon the Per Share Value for such Pledged Shares at the time the Founder obtained the Loan, notwithstanding the fact that the Per Share Value for other shares of Common Stock may be higher at such time.

     Example 5:  Assume that in Example 1 above, instead of redeeming the full
     ---------
10% of his Share Ownership he is entitled to redeem each year, the Founder redeems 50,000 shares and elects to pledge the remaining 61,100 shares as security for a Loan. The total proceeds paid to such Founder by the Company would be the same as in Example 1 above (i.e., $5.00 x 111,100 = $555,500) however, $250,000 of this would be paid to him as a Redemption Price for his 50,000 Redeemed Shares and $305,500 would be the original principal balance of a Loan which would be secured by a pledge of the remaining 61,100 shares. Upon the maturity of the Note, the Founder could elect to repay the Loan in cash or by transferring the 61,100 Pledged Shares to the Company.

     12.  Limitations on Redemptions and Borrowings.  Beginning on April 1,
          -----------------------------------------
2001, the following additional limitations shall apply to the Founders' right to redeem their Shares and obtain Loans from the Company.

          12.1 If the consolidated annual sales of the Company (as determined by the Company's auditors) in respect of the Prior Year shall be less than the Company's consolidated annual sales (as determined by the Company's auditor's) in respect of the year immediately preceding the Prior Year, then no Founder shall be entitled to redeem any of his Shares or obtain any Loans. Nevertheless, the Founders' rights to redeem their Shares and obtain Loans shall accrue and shall be deemed to be "Carry-Over Shares". The Determination Date used to calculate the Per Share Value for such Carry-Over Shares shall be deemed to be December 31 of the year during which the right to redeem such Carry-Over Shares first accrued.

     Example 6:  Assume consolidated annual sales in 1998, 1999, 2000 and 2001
     ---------
were $19,000,000, $25,000,000, $24,000,000 and $27,000,000, respectively.
During the period when 2000 is the Prior Year, none of the Founders would be allowed to exercise their rights to redeem their Shares or obtain Loans. However, when 2001 becomes the Prior Year, then the Founders shall be entitled to exercise a further twenty (20%) of their Shares (or obtain equivalent Loans), but the Per Share Valuation of the ten percent (10%) Carry-Over Shares from the Prior Year shall be based upon annual sales in 2000 of $24,000,000.

          12.2 In the event the Company declares and pays a distribution to the Founders above and beyond a Tax Distribution (a "Non-Tax Distribution"), the
                                                     --------------------
portion of any such Non-Tax Distribution paid to a Founder shall reduce (i) the aggregate amount of Shares that such Founder would otherwise be entitled to redeem hereunder during such year, and (ii) the aggregate amount of Loans such Founder would otherwise be entitled to obtain hereunder during such year.

          12.3 In the event that a Founder has obtained a Loan during any given year, and the Company declares and pays a Non-Tax Distribution, such Founder shall be required to apply the portion of such Non-Tax Distribution allocated to such Founder against the outstanding balance of any Loan obtained by such Founder during such year. Such amount may not be re-borrowed by such Founder during that year. The Company may, in its sole discretion, retain such Founder's portion of a Non-Tax Distribution and apply the proceeds of such distribution against the amounts due under the relevant Note from such Founder. To the extent such Founder's portion of such Non-Tax Distribution exceeds the aggregate amount due under the relevant Note, such excess shall be paid to the Founder.

     13.  IPO and Change in Control.  In the event of an IPO or a Change in
          -------------------------
Control, each Founder's right to redeem his shares of Common Stock and his right to obtain Loans shall immediately terminate.

     14.  "Piggy Back" Registration Rights.  If at any time the Company shall
           -------------------------------
determine to register under the Securities Act any of the shares of Common Stock held a Founder and if, within twenty (20) days from the date of such notice, either of the other Founders shall request in writing, the Company shall use its best efforts to include in such registration statement all or any portion of all of the requesting Founder's shares of Common Stock, other than any Pledged Shares, that such Founder shall request to be registered, except that if, in connection with any underwritten public offering, the Lead Underwriter shall impose a limitation on the number of shares of Common Stock which may be included in any such registration statement because, in its judgment, such limitation is necessary to affect an orderly public distribution, and such limitation is imposed pro rata among the Founders
                                             --- ----
according to the number of shares of Common Stock which each of them had requested to be included in the registration statement, then the Company shall be obligated to include in such registration statement only such limited portion of such Founder's shares of Common Stock.

     15.  Fees and Expenses.  Except as otherwise set forth herein, the Founders
          -----------------
and the Company shall each pay their respective expenses, including, but not limited to, legal and accounting expenses incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby, provided, however, that to the extent the Company pays expenses of any Founder in connection with an IPO, Change of Control or "piggyback" registration rights, the Company shall also pay the comparable expenses of the other Founders.

     16.  Broker.  Each party hereto represents and warrants to the other that
          ------
no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. Each party agrees to indemnify and hold harmless the other against any claims or liabilities asserted against either of them by any person acting or claiming to act as a broker or finder on behalf of such party.

     17.  Preparation of Agreement.  The Founders acknowledge that the Company's
          ------------------------
counsel, Holland & Knight, LLP, prepared this Agreement on behalf of and in the course of their representation of the Company, as directed by its Board of Directors, and that each of them have been advised that a conflict may exist between his interests and those of the Company and each has had the opportunity to seek the advice of independent counsel.

     18.  Amendment and Termination.  This Agreement may be modified or amended
          -------------------------
upon the written consent of all of the Founders, except that this Agreement may be modified by an agreement in writing signed by the party against whom the enforcement of any waiver, changes, modification or discharge is sought. This Agreement shall terminate upon the earlier to occur of the following:

          (i)   an IPO;

          (ii)  Change in Control;

          (iii) at such time as there is only one Founder;

          (iv)  upon the unanimous written consent of all of the Founders;

          (v)   the redemption of all of the Founders' Shares.

     In the event of termination of this Agreement, each then living Founder shall have the right to purchase from the Company for an amount equal to the then unamortized prepaid gross premium one or more of the then in force policies insuring his life referred to in subsection 5.3.

     19.  Board of Directors.  For as long as a Founder remains one of the ten
          ------------------
(10) largest stockholders in the Company, the other Founders hereby agree to elect such Founder to the Board of Directors of the Company provided, that such Founder attends (either in person or by telephone) at least one-half of all regularly-scheduled Board Meetings during any 12-month period.

     20.  Captions and Headings.  Captions and headings of the paragraphs and
          ---------------------
subparagraphs of this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction or meaning of the provisions of this Agreement.

     21.  Severability.  In the event that any provision of this Agreement or
          ------------
the application thereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful or unenforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

     22.  Counterparts.  This Agreement may be executed simultaneously in two or
          ------------
more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     23.  Publicity and Disclosures.  No press releases or public disclosure,
          -------------------------
either written or oral, of the transactions contemplated by this Agreement, shall be made without the prior knowledge and written consent of the parties hereto.

     24.  Miscellaneous.
          -------------

          24.1 Any notice hereunder shall be personally delivered or mailed by registered or certified mail, postage prepaid, and addressed to any Founder at his address as appearing in the records of the Company and to the Company at its principal office, or at such other address as may be specified by a party to the other parties by notice given in the manner herein provided.

          24.2 No waiver by a party hereto of a breach of any provision of this agreement shall be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision hereof.

          24.3 This Agreement shall be governed by the laws of Massachusetts;

          24.4 This Agreement, including the Exhibits attached hereto, set forth the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, including, without limitation, the Prior Shareholders' Agreement.

          24.5 This agreement shall bind and benefit the parties hereto and their respective successors and legal representatives, provided that the rights of a Founder under Section 1 may not be assigned to a transferee of such Founder without the prior written consent of the other Founders. The Company may assign its rights hereunder to purchase shares of Common Stock from a Founder and may assign all of its rights and obligations in connection with a Change in Control. Otherwise, the Company may not assign its rights or obligations hereunder without the prior written consent of each of the Founders.

     Except as expressly set forth herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement including, without limitation, any right to continued employment.


                 [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this agreement under seal on the date first above written.



                         EMBEDDED SUPPORT TOOLS CORPORATION, a
                         Massachusetts corporation


                         By:     /s/ Peter Dawson
                              --------------------------------
                              Peter S. Dawson, President


                         By:     /s/ Peter Dawson
                              --------------------------------
                              Peter S. Dawson, Individually


                         By:     /s/ James Watkins
                              --------------------------------
                              James E. Watkins, Individually


                         By:     /s/ John Baggott
                              --------------------------------
                              John T.W. Baggott, Individually

                                                                       Exhibit A
                                                                       ---------

                          COUNTERPART SIGNATURE PAGE
                          --------------------------

     The undersigned hereby executes this Counterpart Signature Page as a part of the First Amended and Restated Founding Shareholders' Agreement, dated as of July 1, 1999, by and among, Embedded Support Tools Corporation, a Massachusetts corporation, and its stockholders (the "Shareholders' Agreement") and hereby accepts and agrees to be bound by all the terms and conditions of the Shareholders' Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this instrument under seal as of the date set forth below.



     ___________________________        _____________________________
     Witness                            Stockholder's Signature




                            Print Name  ______________________________

                                  Date  ______________________________